[Letterhead of Troutman Sanders]

May 20, 2008

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

Dollar General Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Dollar General Corporation, a Tennessee corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended, of $40 million of unsecured obligations of the Company (the “Obligations”) to pay deferred compensation in accordance with the terms and conditions of the Company’s CDP/SERP Plan, as amended and restated effective December 31, 2007, and as further amended through the date hereof (the “Plan”).

We have assisted in the preparation of the Registration Statement on Form S-8 proposed to be filed by the Company with the Securities and Exchange Commission for the registration of the Obligations that may arise under the Plan (the “Registration Statement”).

We also have examined the Plan and certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion.  In such examinations we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that the Obligations have been duly authorized and, when accrued for the account of participants in the Plan in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity, whether such enforcement is considered in a proceeding at law or in equity.

In expressing the opinion set forth above, we are not passing on the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Tennessee, and as to the latter only with respect to the Tennessee For-Profit Business Corporation Act, as well as applicable provisions of the Tennessee Constitution and reported judicial decisions interpreting these laws.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.  This opinion is rendered as of the date hereof,

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

Dollar General Corporation

May 20, 2008

and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.  This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  TROUTMAN SANDERS LLP